Exhibit 99.1

Verigene® Enteric Pathogens Test Receives FDA Clearance

NORTHBROOK, IL – JUNE 24, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing the practice of medicine through targeted molecular diagnostics, today announced it has received U.S. Food and Drug Administration (FDA) 510(k) clearance for the bacterial portion of its Verigene® Enteric Pathogens Nucleic Acid Test (EP). Clinical studies for the full panel, including two additional viral targets, have been completed and the Company expects clearance of the full EP panel.

Nanosphere management will host a live conference call and webcast on Wednesday, June 25, 2014 at 8:30am Eastern/5:30am Pacific to discuss the Company’s regulatory strategy for Verigene EP.

Verigene EP is an automated in vitro diagnostic test that simultaneously identifies a broad panel of common community-acquired pathogenic enteric bacteria and genetic virulence markers directly from a stool sample, two to three days faster than the time- and labor-intensive conventional identification methods.

Diarrhea caused by bacterial and viral infection represents a significant healthcare burden in the U.S. While most cases of community-acquired diarrhea are self-resolving and not life-threatening, gastrointestinal infections in the U.S. are associated with 3.7 million emergency department visits, 1.3 million inpatient hospitalizations and more than $6 billion in healthcare costs per year.i

Since symptoms alone are insufficient to make treatment decisions, rapid identification of the bacterial or viral cause of diarrhea is critical for optimal patient management, limiting the prescription of inappropriate or unnecessary antibiotics.

The Verigene EP Test joins Nanosphere’s currently marketed Verigene Clostridium difficile Nucleic Acid Test (CDF), which identifies toxigenic C. difficile and differentiates the 027 hypervirulent strain for epidemiological purposes. C difficile infections are most commonly associated with use of antibiotics and are responsible for 250,000 hospitalizations and at least 14,000 deaths per year in the U.S., and were recently highlighted by the Centers for Disease Control and Prevention as a healthcare-acquired infection posing an urgent health threat in the U.S.ii

The Company will submit additional data to the FDA for the two viral targets to be included on Verigene EP imminently.

“FDA clearance of Verigene EP further strengthens our portfolio of multiplexed molecular gastrointestinal tests and expands our ability to deliver clinical, economic and workflow benefits to those hospitals and laboratories which have adopted our Verigene System,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “Our menu offerings addressing community and healthcare-acquired infections enable our customers to run the most appropriate test for each patient based on their respective clinical presentation and health history.”

Nanosphere’s menu of infectious disease tests are performed using the automated, sample-to-result Verigene System. Its ease of use and on-demand workflow makes Verigene a viable diagnostic platform for use in both hospital-based and reference laboratories across the country, regardless of size.

Conference Call & Webcast

Wednesday, June 25, 2014 @ 8:30am Eastern Time/5:30am Pacific Time

Domestic:	888-596-2629
International:	913-312-0657
Passcode:	2517288
Webcast:	www.nanosphere.us

Replays – Available through July 9, 2014
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	2517288

About the Verigene® System

The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy and reduced spread of antibiotic resistance.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http:/www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Lindsey Saxon, Director of Communications

847-400-9173

lsaxon@nanosphere.us

# # #

[i]	Healthcare Cost and Utilization Project. Statistical Brief #150: Infectious Enteritis and Foodborne Illness in the United States, 2010. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb150.pdf.
ii	Centers for Disease Control and Prevention, U.S. Department of Health and Human Services. Antibiotic Resistance Threats in the United States, 2013. http://www.cdc.gov/drugresistance/threat-report-2013/pdf/ar-threats-2013-508.pdf. Accessed June 18, 2014.